Exhibit 99.1

News Release

First BanCorp Reports Financial Results for the Fourth Quarter and Year Ended
December 31, 2010
SAN JUAN, Puerto Rico — February 9, 2011 — First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank”), today reported a net loss of $157.7 million for the fourth quarter of 2010, compared to a net loss of $75.2 million for the third quarter of 2010 and a net loss of $53.2 million for the fourth quarter of 2009. Net loss for the year ended December 31, 2010 was $430.6 million, compared to a net loss of $275.2 million for 2009. Financial results for the fourth quarter and year ended December 31, 2010 included a $102.9 million charge to the provision for loan and lease losses associated with the transfer to held for sale of $447 million of loans as a result of the previously announced execution of an agreement providing for the strategic sale of loans in a transaction designed to accelerate the de-risking of the Corporation’s balance sheet and improve the Corporation’s risk profile by selling non-performing and adversely classified loans. Excluding the impact of this transfer of loans to held for sale, the net loss for the fourth quarter and year ended December 31, 2010 was $54.8 million, a $20.4 million reduction from the prior quarter, and $327.7 million, respectively.
Fourth Quarter Highlights
•	Transfer of $447 million of loans, including $263 million of non-performing loans, to held for sale. In connection with the transfer, the Corporation charged off $165.1 million and recognized an additional provision for loan and lease losses of $102.9 million. On February 8, 2011, the Corporation entered into a definitive agreement to sell substantially all of these loans.

•	Credit quality metrics:
-	Non-performing loans held for investment decreased $267.0 million, or 18%, compared to the third quarter of 2010.

-	Provision for loan and lease losses of $196.3 million, including the $102.9 million associated with loans transferred to held for sale. Excluding the impact of loans transferred to held for sale, the provision decreased to $93.4 million, down from $120.5 million for the third quarter of 2010.

-	Net charge-offs of $251.8 million, including net charge-offs of $165.1 million related to loans transferred to held for sale. Excluding the impact of loans transferred to held for sale, net charge-offs were $86.8 million, or an annualized 2.96% of average loans, down 25% from $116.3 million, or an annualized 3.74%, in the third quarter of 2010.
•	Improvement in core operating metrics:
-	Net interest margin improved by 10 basis points, primarily related to lower funding costs.

-	Total core deposits, which exclude brokered deposits and public funds, increased 2%, or $90.6 million, compared to the previous quarter-ending balances.

-	Non-interest expenses declined $1.2 million compared to the previous quarter.
•	Capital plan activities:
-	Exchange agreement with the United States Department of the Treasury (“U.S. Treasury”) amended to reduce from $500 million to $350 million the size of the capital raise required to satisfy the remaining substantive condition to compel the conversion of the Series G mandatorily convertible preferred stock into shares of common stock.

-	Tier 1, Total capital and leverage ratios were 11.00%, 12.29% and 7.94%, respectively, down from 11.96%, 13.26% and 8.34%, respectively, for the third quarter of 2010.

-	4.38% tangible common equity and 5.40% Tier 1 common risk-based capital ratio, down from 5.21% and 6.62%, respectively, for the third quarter of 2010.

-	A 1-for-15 reverse stock split on common stock was implemented effective January 7, 2011.
•	Balance sheet deleverage:
-	Total assets decreased $992.1 million, or 6%, compared to September 30, 2010, as a portion of the proceeds from repayments of mortgage-backed securities and loans, as well as excess liquidity, was used to pay down maturing brokered certificates of deposit (“CDs”) and advances from FHLB not renewed.

-	Brokered CDs decreased by $429.1 million, or 6%, from September 30, 2010.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 2 of 36

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented, “Our results in 2010 continued to demonstrate our commitment and focus on executing our Corporation’s strategic plan. This includes reducing non-performing and classified assets, de-leveraging and de-risking the balance sheet, improving operating metrics and advancing the capital plan. In the past twelve months we have reduced our non-performing loans, excluding loans held for sale, by 21%, or $325 million, and at year-end our total assets were approximately $15.7 billion, or $3.9 billion less than the prior year. More importantly, the bank’s core franchise continues to perform well. Core operating results reflected positive pre-tax and pre-provision income, core deposits increased $669.6 million during the year and brokered deposits decreased $1.3 billion during the same period. Despite a difficult economic scenario, we achieved approximately $3.0 billion in loan production during the year through prudent lending practices, as we renewed and extended financing to current and new customers.”
Mr. Alemán continued, “Our efforts to implement our capital plan continue. These efforts benefit from the amendment to the exchange agreement with the U.S. Treasury, which includes a reduction from $500 million to $350 million in the amount of new capital necessary to compel the conversion of our Series G preferred stock into common stock, which is the last component of our capital plan. The Corporation is working closely with the selected investment banks in order to complete a capital raise.”
“During the first quarter of 2011, we signed a definitive agreement to complete the sale of $438 million of loans, including $254 million of non-performing loans. In addition, during the fourth quarter, we completed a separate bulk sale of approximately $26 million of non-performing mortgage loans. As a result of the completion of these sales, we will have accelerated the de-risking of the balance sheet and reduced our concentration in construction and commercial mortgage loans, which have been the major cause for the Corporation’s higher loan losses over the past two years,” concluded Mr. Alemán.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 3 of 36

The following table provides a reconciliation of earnings (loss) per common share for the quarters ended December 31, 2010, September 30, 2010 and December 31, 2009 and for the years ended December 31, 2010 and 2009:

	Quarter Ended				Year Ended
	December 31,		September 30,	December 31,	December 31,		December 31,
(In thousands, except per share information)	2010		2010	2009	2010		2009
Net loss	$(157,732)		$(75,233)	$(53,202)	$(430,604)		$(275,187)
Non-cumulative preferred stock dividends (Series A through E)	—		—	—	—		(23,494)
Cumulative non-convertible preferred stock dividends (Series F)	—		(1,618)	(5,000)	(11,618)		(19,167)
Cumulative convertible preferred stock dividend (Series G)	(5,302)		(4,183)	—	(9,485)		—
Preferred stock discount accretion (Series F and G) (1)	(13,133)		(1,688)	(1,132)	(17,143)		(4,227)
Favorable impact from issuing common stock in exchange for Series A through E preferred stock, net of issuance costs (2)	—		385,387	—	385,387		—
Favorable impact from issuing Series G mandatorily convertible preferred stock in exchange for Series F preferred stock (3)	—		55,122	—	55,122		—

Net (loss) income available to common stockholders — basic	$(176,167)		$357,787	$(59,334)	$(28,341)		$(322,075)
Convertible preferred stock dividends and accretion	—		5,626	—	—		—

Net (loss) income available to common stockholders — diluted	$(176,167)		$363,413	$(59,334)	$(28,341)		$(322,075)

Average common shares outstanding (4)	21,303		11,432	6,168	11,310		6,167
Average potential common shares (4) (5)	—		75,119	—	—		—

Average common shares outstanding — assuming dilution (4)	21,303		86,552	6,168	11,310		6,167

Basic (loss) earnings per common share (4)	$(8.27)		$31.30	$(9.62)	$(2.51)		$(52.22)

Diluted (loss) earnings per common share (4)	$(8.27	) (6)	$4.20	$(9.62)	$(2.51	) (7)	$(52.22)

(1)	Includes a non-cash adjustment of $11.3 million for the fourth quarter and year ended December 31,2010 as an acceleration of the Series G preferred stock discount accretion pursuant to an amendment to the exchange agreement with the U.S. Treasury.

(2)	Excess of carrying amount of Series A through E preferred stock exchanged over the fair value of new common shares issued.

(3)	Excess of carrying amount of Series F preferred stock exchanged and original warrant over the fair value of new Series G preferred stock issued and amended warrant.

(4)	All share and per share data have been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.

(5)	Assumes conversion of the Series G convertible preferred stock based on the most advantegeous conversion rate from the standpoint of the security holder.

(6)	For the quarter ended December 31, 2010, the diluted (loss) per share, excluding the $102.9 million charge associated with loans transferred to held for sale, was ($3.44).

(7)	For the year ended December 31, 2010, the diluted (loss) per share, excluding the $102.9 million charge associated with loans transferred to held for sale and excluding the one-time favorable impact of $440.5 million from issuing common stock in exchange for Series A through E preferred stock and from issuing the Series G preferred stock and amended warrant in exchange for Series F preferred stock, was ($32.35).
This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 4 of 36

Earnings Highlights

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Earnings (in thousands)
Net loss	$(157,732)	$(75,233)	$(90,640)	$(106,999)	$(53,202)
Net (loss) income available to common stockholders — basic	$(176,167)	$357,787	$(96,810)	$(113,151)	$(59,334)
Net (loss) income available to common stockholders — diluted	$(176,167)	$363,413	$(96,810)	$(113,151)	$(59,334)
Adjusted Pre-Tax, Pre-Provision Income (1)	$38,951	$43,410	$35,739	$40,063	$62,909

Common share data (2)
(Loss) earnings per common share basic	$(8.27)	$31.30	$(15.70)	$(18.34)	$(9.62)
(Loss) earnings per common share diluted	$(8.27)	$4.20	$(15.70)	$(18.34)	$(9.62)

Financial ratios
Return on average assets	-3.86%	-1.73%	-1.94%	-2.25%	-1.08%
Return on average common equity	-78.61%	-50.80%	-70.31%	-68.06%	-30.54%
Tier 1 capital	11.00%	11.96%	12.05%	11.98%	12.16%
Total capital	12.29%	13.26%	13.35%	13.26%	13.44%
Leverage	7.94%	8.34%	8.14%	8.37%	8.91%
Tangible common equity (3)	4.38%	5.21%	2.57%	2.74%	3.20%
Tier 1 common equity to risk-weight assets (3)	5.40%	6.62%	2.86%	3.36%	4.10%
Net interest margin (4)	2.88%	2.83%	2.66%	2.73%	3.03%
Efficiency	69.54%	66.69%	62.18%	56.33%	50.43%

Common shares outstanding (2)	21,303,669	21,303,669	6,169,455	6,169,455	6,169,455

Average common shares outstanding (2)
Basic	21,302,672	11,432,204	6,168,083	6,168,083	6,167,608
Diluted	21,302,672	86,551,688	6,168,083	6,168,083	6,167,608

(1)	Non-GAAP measure, see Adjusted Pre-Tax, Pre-Provision Trends and Basis of Presentation sections below for additional information.

(2)	All share and per share data have been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.

(3)	Non-GAAP measures, see Tangible Common Equity and Basis of Presentation sections below for additional information.

(4)	On a tax-equivalent basis. See Net interest income section below and Exhibit A (Tables 2 and 3) for additional information about this non-gaap measure.
Operating results for the quarter ended December 31, 2010 reflect the impact of the $102.9 million charge to the provision for loan and lease losses associated with the transfer of loans to held for sale, which also required a charge-off of $165.1 million. Excluding this impact, the net loss for the fourth quarter of 2010 was $54.8 million, or ($3.44) per share, compared to a net loss of $75.2 million for the third quarter of 2010 mainly due to lower credit-related expenses. Lower charges to specific reserves and the deleveraging of the loan portfolio contributed to a decrease in the provision for loan and lease losses. The lower credit-related expenses also resulted from lower losses on the other real estate owned portfolio (REO).
Loan Sale Transaction
On December 7, 2010, the Corporation announced that it had signed a non-binding letter of intent to pursue the possibility of a sale of a loan portfolio with an unpaid principal balance of approximately $701.9 million (book value of $602.8 million), to a new joint venture. The amount of the loan pool to be sold was subsequently reduced for loan payments and exclusions from the pool. During the fourth quarter of 2010, the Corporation transferred loans with an unpaid principal balance of $527 million and a book value of $447 million ($335 million of construction loans, $83 million of commercial mortgage loans and $29 million of commercial and industrial loans) to held for sale. The recorded investment in the loans was written down to a value of $281.6 million, which resulted in 2010 fourth quarter charge-offs of $165.1 million (a $127.0 million charge to construction loans, a $29.5 million charge to commercial mortgage loans and a $8.6 million charge to commercial and industrial loans). Further, the provision for loan and lease losses was increased by $102.9 million.
On February 8, 2011, the Corporation entered into a definitive agreement to sell substantially all of the loans transferred to held for sale, or loans with an unpaid principal balance of $516.7 million (book value of $438.5 million), at a purchase price of $275.9 million (53.4% of the unpaid principal balance as of December 31, 2010) to a joint venture, majority owned by PRLP Ventures LLC, an investing company to be created by Goldman, Sachs &

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 5 of 36

Co. and Caribbean Property Group, upon closing of the transaction. The purchase price of $275.9 million is being funded with an initial cash contribution by PRLP Ventures LLC of $90 million to be received by FirstBank, an acquisition loan of approximately $138 million to be provided by FirstBank, and a $48 million or 35% equity interest in the joint venture to be retained by FirstBank. The size of the loan pool sold is approximately $185 million lower than the amount originally stated in the letter of intent. The loan portfolio sold was composed of 74% construction loans, 19% commercial real estate loans and 7% commercial loans. Approximately 94% of the loans are adversely classified loans and 58% are non-performing.
The Corporation’s primary goal in agreeing to the loan sale transaction is to accelerate the de-risking of the balance sheet and improve the Corporation’s risk profile. The Corporation has been operating under a Consent Order imposed by banking regulators since June of 2010, which, among other things, requires the Corporation to improve its risk profile, by reducing the level of classified assets and delinquent loans. The Corporation entered into this transaction to reduce the level of classified and non-performing assets and reduce its concentration in construction loans.
Impact of Loan Sale Transaction
(In thousands, except per share information)

			Excluding
	As	Loan Sale	Loan Sale
2010 Fourth Quarter	Reported	Transaction Impact	Transaction Impact
Total loans held for investment — December 31, 2010	$11,655,436	$(446,675)	$12,102,111
Construction loans	700,579	(334,220)	1,034,799
Commercial mortgage	1,670,161	(83,211)	1,753,372
Commercial and Industrial	4,151,764	(29,244)	4,181,008

Total net charge-offs (1)	$251,848	$165,057	$86,791
Total net charge-offs to average loans	8.27%		2.96%
Construction loans	158,311	126,950	31,361
Construction loans net charge-offs to average loans	57.61%		16.40%
Commercial mortgage	32,829	29,506	3,323
Commercial mortgage loans net charge-offs to average loans	7.56%		0.80%
Commercial and Industrial	28,752	8,601	20,151
Commercial and Industrial loans net charge-offs to average loans	2.73%		1.93%

Loans held for sale — December 31, 2010	$300,766	$281,618	$19,148 (2)
Construction loans	207,270	207,270	—
Commercial mortgage	53,705	53,705	—
Commercial and Industrial	20,643	20,643	—

Provision for loans and lease losses	$196,347	$102,938	$93,409

Net loss	$(157,732)	$(102,938)	$(54,794)

Net loss per common share	$(8.27)	$(4.83)	$(3.44)

Non-performing loans — December 31, 2010	$1,398,310	$(103,883) (3)	$1,502,193

1	-	Charge-off percentages annualized

2	-	Consists of certain conforming residential mortgage loans held for sale in the ordinary course of business.

3	-	Represents charge-offs associated with non-perfroming loans transferred to held for sale.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 6 of 36

Adjusted Pre-Tax, Pre-Provision Income Trends
One metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the expense for the provision for loan and lease loss and certain significant items. (See Adjusted Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion.)
The following table shows adjusted pre-tax, pre-provision income of $39.0 million in the 2010 fourth quarter, down from $43.4 million in the prior quarter.
Pre-Tax, Pre-Provision Income
(Dollars in thousands)

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Loss before income taxes	$(158,016)	$(76,196)	$(86,817)	$(100,138)	$(49,891)
Add: Provision for loan and lease losses	196,347	120,482	146,793	170,965	137,187
Less: Net loss (gain) on sale and OTTI of investment securities	620	(48,281)	(24,237)	(30,764)	(24,387)
Add: Loss on early extinguishment of repurchase agreements	—	47,405	—	—	—

Adjusted Pre-tax, pre-provision income (1)	$38,951	$43,410	$35,739	$40,063	$62,909

Change from most recent prior quarter — amount	$(4,459)	$7,671	$(4,324)	$(22,846)	$629
Change from most recent prior quarter — percent	-10.3%	21.5%	-10.8%	-36.3%	1.0%

(1)	See Basis of Presentation for definition
As discussed in the sections that follow, the decrease in pre-tax, pre-provision income from the 2010 third quarter primarily reflected a decrease of $3.2 million in net interest income and lower gains on sales of residential mortgage loans in the secondary market, partially offset by lower non-interest expenses.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 7 of 36

Net Interest Income
Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), amounted to $112.0 million for the fourth quarter of 2010, a decrease of $3.2 million compared to $115.2 million for the third quarter of 2010. Net interest income excluding valuations and net interest income on a tax-equivalent basis are non-GAAP measures. (See Basis of Presentation below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis and net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

	Quarter Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Net Interest Income (in thousands)
Interest Income — GAAP	$192,806	$204,028	$214,864	$220,988	$243,449
Unrealized (gain) loss on derivative instruments	(903)	938	487	744	(2,764)

Interest income excluding valuations	191,903	204,966	215,351	221,732	240,685
Tax-equivalent adjustment	4,494	6,778	7,222	9,912	12,311

Interest income on a tax-equivalent basis excluding valuations	196,397	211,744	222,573	231,644	252,996

Interest Expense — GAAP	80,758	90,326	95,802	104,125	106,152
Unrealized (loss) gain on derivative instruments and liabilities measured at fair value	(813)	(526)	3,896	(989)	(247)

Interest expense excluding valuations	79,945	89,800	99,698	103,136	105,905

Net interest income — GAAP	$112,048	$113,702	$119,062	$116,863	$137,297

Net interest income excluding valuations	$111,958	$115,166	$115,653	$118,596	$134,780

Net interest income on a tax-equivalent basis excluding valuations	$116,452	$121,944	$122,875	$128,508	$147,091

Average Balances (in thousands)
Loans and leases	$12,185,511	$12,443,055	$13,025,808	$13,569,467	$13,777,928
Total securities and other short-term investments	3,863,532	4,640,055	5,485,934	5,526,589	5,505,527

Average Interest-Earning Assets	$16,049,043	$17,083,110	$18,511,742	$19,096,056	$19,283,455

Average Interest-Bearing Liabilities	$14,036,776	$15,002,168	$16,378,022	$16,910,781	$17,112,556

Average Yield/Rate
Average yield on interest-earning assets — GAAP	4.77%	4.74%	4.66%	4.69%	5.01%
Average rate on interest-bearing liabilities — GAAP	2.28%	2.39%	2.35%	2.50%	2.46%

Net interest spread — GAAP	2.49%	2.35%	2.31%	2.19%	2.55%

Net interest margin — GAAP	2.77%	2.64%	2.58%	2.48%	2.82%

Average yield on interest-earning assets excluding valuations	4.74%	4.76%	4.66%	4.71%	4.95%
Average rate on interest-bearing liabilities excluding valuations	2.26%	2.37%	2.44%	2.47%	2.46%

Net interest spread excluding valuations	2.48%	2.39%	2.22%	2.24%	2.49%

Net interest margin excluding valuations	2.77%	2.67%	2.51%	2.52%	2.77%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.86%	4.92%	4.82%	4.92%	5.21%
Average rate on interest-bearing liabilities excluding valuations	2.26%	2.37%	2.44%	2.47%	2.46%

Net interest spread on a tax-equivalent basis and excluding valuations	2.60%	2.55%	2.38%	2.45%	2.75%

Net interest margin on a tax-equivalent basis and excluding valuations	2.88%	2.83%	2.66%	2.73%	3.03%

The decrease in net interest income, excluding valuations of $3.2 million for the fourth quarter of 2010, compared to the third quarter, is largely due to the decrease in volume of interest-earning assets. The reduction in average earning assets reflected a combination of activities including:
•	$776.5 million, or 17% decrease, in average investment securities and other short term investments, including the full effect of the $1.2 billion sale of mortgage-backed securities (“MBS”) completed in the middle of the third quarter, and

•	$257.5 million, or 2% decrease, in average total loans and leases, mainly resulting from a combination of charge-offs and sales of loans.
While the sale of MBS in the previous quarter, coupled with the cancellation of the related repurchase agreements, contributed in part to a higher net interest margin due to the reduction in securities carried at a negative spread, the $173 million of securities sold over the $1.0 billion in repurchase agreements cancelled offset the benefit in net interest income. Net interest income was also negatively impacted by the accelerated MBS premium amortization

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 8 of 36

due to a higher level of prepayments under a low interest rate scenario, and by lower loan yields for the commercial and residential mortgage loan portfolios. Lower loan yields reflected a combination of factors, including a lower volume of commercial mortgage loans returning to accrual status during the fourth quarter, the full effect of a bulk sale of $83 million of performing residential mortgage loans with an average rate of 6.05% completed in the previous quarter, lower rates on originations of new residential mortgage loans and lower interest income recorded on a cash basis for residential mortgage loans in non-accrual status.
The average volume of all major loan categories, in particular the average volume of construction and residential mortgage loans, decreased from the third quarter of 2010. The decrease in average construction loans of $141.3 million was primarily related to the charge-off activity, the full effect of approximately $31 million of non-performing construction loans sold in the latter part of the third quarter and improvements in absorption rates on residential construction projects in Puerto Rico. Average residential mortgage loans decreased $57.4 million, or 2%, reflecting sales of both performing and non-performing loans, pay-downs and charge-off activity. The average balance of commercial loans decreased by $15.2 million, mainly due to pay-downs and charge-offs, while the average balance of consumer loans (including finance leases) decreased by $43.7 million, resulting from pay-downs and charge-offs that exceeded new loan originations.
Partially offsetting the decline in the average volume of earning assets was an increase of 10 basis points in the net interest margin, resulting primarily from a reduction in funding costs, an increase in the ratio of loans to total interest earning assets and, to a lesser extent, the investment of some excess liquidity in intermediate-term securities. The overall average cost of funding decreased by 11 basis points, as the Corporation benefited from the roll-off and repayments of higher cost funds, including maturing brokered CDs and advances from the Federal Home Loan Bank (FHLB), as well as from the full impact of the repurchase agreements cancelled prior to maturity in the previous quarter. The average balance of brokered CDs decreased to $6.4 billion in the fourth quarter of 2010 from $6.9 billion in the third quarter, a decrease of $500.1 million. The decrease of 11 basis points in the average cost of funding more than offset the 2 basis point decrease in the average yield of interest-earning assets.
Provision for Loan and Lease Losses
The provision for loan and lease losses for the fourth quarter of 2010 increased by $75.9 million to $196.3 million, compared to a provision of $120.5 million in the third quarter of 2010. The 2010 fourth quarter included a provision of $102.9 million associated with loans transferred to held for sale. (See the Credit Quality section below for a full discussion.)

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 9 of 36

Non-Interest Income

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2010	2010	2010	2010	2009
Other service charges on loans	$2,019	$1,963	$1,486	$1,756	$1,982
Service charges on deposit accounts	3,125	3,325	3,501	3,468	3,357
Mortgage banking activities	2,501	6,474	2,140	2,500	2,426
(Loss) gain on sale of investments and impairments	(620)	48,281	24,237	30,764	24,387
Broker-dealer income	121	501	1,347	207	61
Other operating income	6,640	6,127	6,814	6,631	6,594
Loss on early extinguishment of repurchase agreements	—	(47,405)	—	—	—

Non-interest income	$13,786	$19,266	$39,525	$45,326	$38,807

Non-interest income decreased $5.5 million, or 28%, from the 2010 third quarter primarily due to:
-	A $4.0 million, or 61%, decrease in mortgage banking income as the prior quarter included a $4.7 million gain (including the recognition of servicing rights) on the bulk sale of $83 million of residential mortgage loans.

-	A $0.6 million other-than-temporary impairment charge related to the credit loss portion of private label MBS.

-	A $0.4 million decrease in broker-dealer commissions.
The aforementioned decreases were partially offset by a $0.4 million increase in interchange fee revenue, other ATM fee income and cash management services.
Non-Interest Expenses

	Quarter Ended
	December, 31	September, 30	June 30,	March 31,	December 31,
(In thousands)	2010	2010	2010	2010	2009
Employees’ compensation and benefits	$28,591	$29,849	$30,958	$31,728	$29,617
Occupancy and equipment	15,537	14,655	14,451	14,851	14,822
Deposit insurance premium	13,568	14,702	15,369	16,653	13,923
Other taxes, insurance and supervisory fees	5,069	5,401	5,054	5,686	5,127
Professional fees	5,863	4,533	5,604	5,287	4,883
Business promotion	3,561	3,226	3,340	2,205	4,327
Net loss on REO operations	7,471	8,193	10,816	3,693	4,847
Other	7,843	8,123	13,019	11,259	11,262

Total	$87,503	$88,682	$98,611	$91,362	$88,808

Non-interest expenses decreased $1.2 million to $87.5 million in the fourth quarter of 2010, compared to the third quarter of 2010, primarily reflecting the following:
•	A $1.3 million decrease in employee compensation and benefit expenses, reflecting further reductions in headcount which decreased by approximately 87, or 3%, over the last two quarters, and further reductions in bonuses and incentive-based compensation.

•	A $1.1 million decrease in the federal deposit insurance premium, mainly related to a lower average volume of brokered CDs.

•	A $0.7 million decrease in losses on real estate owned (REO) operations, mainly due to lower write-downs to the value of repossessed residential and commercial properties.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 10 of 36

•	A $0.7 million decrease in other expenses associated with the settlement of a lawsuit in the previous quarter and a decrease in sundry losses provision.
The decrease was partially offset by:
•	A $1.3 million increase in professional service fees mainly related to higher legal expenses.

•	A $0.9 million increase in occupancy and equipment costs, primarily reflecting higher depreciation expenses associated with the new service center building, as well as higher maintenance costs that offset reductions in rental expense.

•	A $0.3 million increase in business promotion expenses, reflecting increases in branding and product advertising activities.
The Corporation intends to continue improving its operating efficiency by further reducing controllable expenses, rationalizing its business operations and enhancing its technological infrastructure through targeted investments.
Income Taxes
For the fourth quarter ended December 31, 2010, the Corporation recognized an income tax benefit of $0.3 million, compared to an income tax benefit of $1.0 million for the third quarter of 2010. The income tax benefit recorded in the fourth quarter was mainly related to the operations of profitable subsidiaries. The higher benefit recorded in the third quarter was mainly related to the operations of FirstBank Overseas, which had a pre-tax loss of $30.5 million during the third quarter, driven by its share of the loss on the early extinguishment of repurchase agreements. This entity was profitable for the year ended December 31, 2010.
As of December 31, 2010, the deferred tax asset, net of a valuation allowance of $350.1 million, amounted to $103.0 million compared to $101.2 million as of September 30, 2010. The increase in the net deferred tax asset was mainly related to a decrease in deferred tax liabilities associated with lower unrealized gains on available for sale securities. The valuation allowance increased by approximately $59.6 million during the quarter, as the Corporation continued to reserve deferred tax assets created in connection with the operations of its banking subsidiary FirstBank.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 11 of 36

CREDIT QUALITY

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2010	2010	2010	2010	2009
Non-performing loans held for investment:
Residential mortgage	$392,134	$427,574	$448,079	$446,676	$441,642
Commercial mortgage	217,165	173,350	200,033	230,468	196,535
Commercial and Industrial	317,243	293,323	233,201	228,113	241,316
Construction	263,056	558,148	621,387	685,415	634,329
Consumer and Finance leases	49,391	53,608	47,965	48,672	50,041

Total non-performing loans held for investment	1,238,989	1,506,003	1,550,665	1,639,344	1,563,863

REO	84,897	82,706	72,358	73,444	69,304
Other repossessed property	14,023	15,824	13,383	12,464	12,898
Investment securities (1)	64,543	64,543	64,543	64,543	64,543

Total non-performing assets, excluding loans held for sale	$1,402,452	$1,669,076	$1,700,949	$1,789,795	$1,710,608

Non-performing loans held for sale	159,321	—	—	—	—

Total non-performing assets, including loans held for sale	$1,561,773	$1,669,076	$1,700,949	$1,789,795	$1,710,608

Past due loans 90 days and still accruing	$144,114	$139,795	$187,659	$189,647	$165,936
Non-performing loans held for investment to total loans held for investment	10.63%	12.36%	12.40%	12.35%	11.23%
Non-performing assets, excluding loans held for sale, to total assets, excluding non-performing loans transferred to held for sale	9.03%	10.01%	9.39%	9.49%	8.71%
Non-performing assets to total assets	9.96%	10.01%	9.39%	9.49%	8.71%

(1)	Collateral pledged with Lehman Brothers Special Financing, Inc.
Credit quality performance continued to show signs of stabilization, though net charge-offs were adversely impacted by charge-offs associated with loans transferred to held for sale. Net charge-offs increased $135.6 million, or 117%, from the prior quarter, including $165.1 million of charge-offs related to loans transferred to held for sale. Excluding the charge-offs related to the loans transferred to held for sale, total net charge-offs were $86.8 million, representing a $29.5 million decline from the prior quarter to the lowest level since the fourth quarter of 2009. The current quarter saw a decline in non-performing assets, and the allowance for loan and lease losses as a percent of period-end non-performing loans held for investment increased to 45% from 40%.
Non-Performing Loans and Non-Performing Assets
Total non-performing loans, including non-performing loans held for sale of $159.3 million, were $1.40 billion, down from $1.51 billion at September 30, 2010 primarily reflecting charge-offs of $103.9 million associated with loans transferred to held for sale. Total non-performing loans held for investment, which exclude non-performing loans held for sale, were $1.24 billion at December 31, 2010, which represented 10.63% of total loans receivable. This was down $267.0 million, or 18%, from $1.51 billion, or 12.36% of total loans receivable, at September 30, 2010. The decrease in non-performing loans held for investment from the third quarter of 2010 primarily reflected the transfer of $263 million of non-performing loans into held for sale. Also contributing to the decrease were declines in residential, construction and consumer non-performing loans partially offset by increases in commercial mortgage and commercial and industrial (“C&I”) non-performing loans.
Non-performing residential mortgage loans decreased by $35.4 million, or 8%, as compared to the balance at September 30, 2010. The decrease was primarily related to the bulk sale of $25.8 million of non-performing residential mortgage loans in the fourth quarter of 2010, and declines related to loan modifications combined with charge-offs. Most of the decrease was in Puerto Rico where non-performing residential mortgage loans decreased by $35.7 million, or 10%, compared to the third quarter of 2010. Approximately $281.8 million, or 72% of total non-performing residential mortgage loans, have been written down to their net realizable value. Non-performing residential mortgage loans in the Virgin Islands decreased $0.3 million and increased $0.6 million in Florida from September 30, 2010.
Total non-performing construction loans, including non-performing construction loans held for sale of $140.1 million, were $403.2 million, down from $558.1 million as of September 30, 2010. The decrease of $154.9 million includes a charge-off of $89.5 million associated with the transfer of $230 million of non-performing construction

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 12 of 36

loans to held for sale. Non-performing construction loans held for investment decreased $295.1 million, or 53%, from the end of the third quarter, of which $230 million was related to loans transferred to held for sale. Other decreases were a function of charge-off activity, problem credit resolutions (including restructured loans), and paydowns. Non-performing construction loans held for investment in Puerto Rico decreased $266.1 million, including the $230 million decrease associated with the loans transferred to held for sale. The remaining decrease was mainly related to paydowns on residential housing projects and charge-offs of $16.5 million. The Corporation experienced increases in absorption rates for its residential housing projects in Puerto Rico, reflecting a combination of factors, including low interest rates, incentives by home developers, reduced unit prices and the impact of the Puerto Rico Government housing stimulus package enacted in September 2010. As previously reported, from September 1, 2010 to June 30, 2011, the Government of Puerto Rico is providing tax and transaction fees incentives to both purchasers and sellers (whether a Puerto Rico resident or not) of new and existing residential property, as well as commercial property, with a sales price of no more than $3 million. Among its significant provisions, the housing stimulus package provides various types of income and property tax exemptions as well as reduced closing costs. Also key to the improvement in non-performing construction loans was the significantly lower level of inflows. The level of inflow, or migration, is an important indication of the future trend of the portfolio.
Non-performing construction loans in our operations in the United States decreased by $25.2 million, primarily driven by a loan of $19.7 million that has been formally restructured so as to be reasonably assured of principal and interest repayment and of performance according to its modified terms. The Corporation restructured the loan by splitting it into two separate notes. The first note for $17 million was placed in accruing status as the borrower has exhibited a period of sustained performance, and the second note for $2.7 million was charged-off. Non-performing construction loans in the Virgin Islands decreased by $3.8 million driven by charge-offs.
During the fourth quarter of 2010, $31.8 million of commercial construction projects were converted to commercial mortgage or commercial loans, of which $12.3 million is related to Puerto Rico and $19.5 million to Florida.
Non-performing commercial mortgage loans held for investment increased by $43.8 million, or 25%, from the end of the third quarter of 2010. Total non-performing commercial mortgage loans held for investment in Puerto Rico increased by $54.1 million, primarily driven by one relationship amounting to $85.7 million placed in non-accruing status due to the borrower’s financial condition, even though most of the loans in the relationship are under 90 days delinquent. Partially offsetting the increase in Puerto Rico was $33 million of non-performing commercial mortgage loans transferred to held for sale. Non-performing commercial mortgage loans in the United States decreased $9.9 million, driven by sales of $8.5 million of non-performing loans as a direct result of the ongoing efforts of our Special Asset Group. In the Virgin Islands, non-performing commercial mortgage loans decreased by $0.4 million from the third quarter of 2010.
C&I non-performing loans held for investment increased by $23.9 million, or 8%, on a sequential quarter basis. The increase was related primarily to two relationships in Puerto Rico of individual amounts exceeding $10 million each, with an aggregate carrying value of $45.9 million, of which $33.8 million (net of a charge-off of $6.6 million) is related to one relationship. This was partially offset by a $27.4 million non-performing loan paid-off during the quarter. In the United States and the Virgin Islands, C&I non-performing loans increased by $0.8 million and $0.2 million, respectively.
The levels of non-performing consumer loans, including finance leases, remained stable, showing a $4.2 million decrease during the third quarter, mainly related to boat and auto financing.
At December 31, 2010, approximately $247.2 million of the loans placed in non-accrual status, mainly construction and commercial loans, were current, or had delinquencies of less than 90 days in their interest payments, including $65.4 million of restructured loans maintained in nonaccrual status until the restructured loans meet the criteria of sustained payment performance under the revised terms for reinstatement to accrual status. Collections are being recorded on a cash basis through earnings, or on a cost-recovery basis, as conditions warrant.
During the fourth quarter and year ended December 31, 2010, interest income of approximately $2.0 million and $6.2 million, respectively, related to non-performing loans with a carrying value of $721.1 million as of December

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 13 of 36

31, 2010, mainly non-performing construction and commercial loans, was applied against the related principal balances under the cost-recovery method.
As of December 31, 2010, approximately $438.3 million, or 35%, of total non-performing loans held for investment have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)
The REO portfolio, which is part of non-performing assets, increased by $2.2 million, mainly in Puerto Rico, reflecting increases in both commercial and residential properties, partially offset by sales of REO properties in Florida. Consistent with the Corporation’s assessment of the value of properties and current and future market conditions, management is executing strategies to accelerate the sale of the real estate acquired in satisfaction of debt. During the fourth quarter of 2010, the Corporation sold approximately $18.7 million of REO properties ($14.3 million in Florida, $4.2 million in Puerto Rico and $0.3 million in the Virgin Islands), compared to $14.4 million in the previous quarter.
The over 90-day delinquent, but still accruing, loans held for investment, excluding loans guaranteed by the U.S. Government, increased to $62.8 million, or 0.54% of total loans held for investment, at December 31, 2010, from $60.8 million, or 0.50% of total loans held for investment, at the end of the third quarter.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 14 of 36
Allowance for Loan and Lease Losses
The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
	December 31,		September 30,		June 30,		March 31,		December 31,
(Dollars in thousands)	2010		2010		2010		2010		2009
Allowance for loan and lease losses, beginning of period	$608,526		$604,304		$575,303		$528,120		$471,484

Provision (recovery) for loan and lease losses:
Residential mortgage	13,875		19,961		31,307		28,739		8,206
Commercial mortgage	35,120	(1)	11,546		22,759		37,560		24,906
Commercial and Industrial	(334	) (2)	27,280		41,525		(7,685)		25,503
Construction	133,230	(3)	48,451		40,398		99,300		64,196
Consumer and finance leases	14,456		13,244		10,804		13,051		14,376

Total provision for loan and lease losses	196,347		120,482		146,793		170,965		137,187

Loans net charge-offs:
Residential mortgage	(18,644)		(13,109)		(17,619)		(13,346)		(7,488)
Commercial mortgage	(32,829	) (4)	(11,455)		(17,839)		(19,297)		(5,221)
Commercial and Industrial	(28,752	) (5)	(19,926)		(26,019)		(23,776)		(7,739)
Construction	(158,311	) (6)	(58,423)		(43,204)		(53,215)		(44,906)
Consumer and finance leases	(13,312)		(13,347)		(13,111)		(14,148)		(15,197)

Net charge-offs	(251,848)		(116,260)		(117,792)		(123,782)		(80,551)

Allowance for loan and lease losses, end of period	$553,025		$608,526		$604,304		$575,303		$528,120

Allowance for loan and lease losses to period end total loans receivable	4.74%		5.00%		4.83%		4.33%		3.79%
Net charge-offs (annualized) to average loans outstanding during the period	8.27%		3.74%		3.62%		3.65%		2.34%
Net charge-offs (annualized), excluding charge-offs related to loans transferred to held for sale, to average loans outstanding during the period	2.96%		3.74%		3.62%		3.65%		2.34%
Provision for loan and lease losses to net charge-offs during the period	0.78	x	1.04	x	1.25	x	1.38	x	1.70	x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of loans transferred to held for sale	1.08	x	1.04	x	1.25	x	1.38	x	1.70	x

(1)	Includes provision of $11.3 million associated with loans transferred to held for sale.

(2)	Includes provision of $8.6 million associated with loans transferred to held for sale.

(3)	Includes provision of $83.0 million associated with loans transferred to held for sale.

(4)	Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale.

(5)	Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale.

(6)	Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale.
Provision for Loan and Lease Losses
The provision for loan and lease losses of $196.3 million, including $102.9 million associated with loans transferred to held for sale, increased by $75.9 million, or 63%, compared to the provision recorded for the third quarter of 2010. Excluding the impact of loans transferred to held for sale, the provision decreased by $27.1 million to $93.4 million for the fourth quarter of 2010. The decrease in the provision was principally related to the C&I loan portfolio in Puerto Rico, primarily reflecting a decrease in specific reserves on impaired loans driven by non-performing loans paydowns and charge-offs that did not require additional provisioning. The provision for the residential mortgage loan portfolio also showed a decrease due to stabilization in the delinquency trend and improved vintage performance during the fourth quarter of 2010. The decreases in the provision for the C&I and the residential mortgage loan portfolios were partially offset by an increase in the provision for the commercial mortgage loan portfolio in all of the Corporation’s geographic segments.
The Corporation recorded a $175.5 million provision for loan and lease losses in the fourth quarter of 2010 in Puerto Rico, including the $102.9 million provision relating to the transfer of loans to held for sale, compared to a provision of $112.6 million for the third quarter of 2010. Excluding the provision relating to the loans transferred to held for sale, the provision in Puerto Rico decreased by $40.0 million to $72.6 million for the fourth quarter of 2010. The decrease was mainly related to a $38.2 million decrease in the provision for C&I loans due to decreases in specific reserves on impaired loans. These decreases were partially offset by an increase of $5.2 million in the provision for commercial mortgage loans in Puerto Rico as reserve factors for criticized loans were increased mainly due to trends in charge-offs.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 15 of 36
With respect to the United States loan portfolio, the Corporation recorded a $10.5 million provision for the fourth quarter of 2010, compared to $4.1 million for the third quarter of 2010, an increase of $6.4 million. The change was mainly related to a $9.5 million increase in the provision for construction loans due to higher charges to specific reserves, and a $5.2 million increase in the provision for commercial mortgage loans, mainly due to higher reserves for criticized assets due to negative trends in charge-offs. These increases were partially offset by a $7.8 million decrease in the provision for residential mortgage loans, largely due to stabilization in the delinquency trend and improved vintage performance during the fourth quarter of 2010. The Virgin Islands recorded an increase of $6.5 million in the provision for loan losses, reflecting increases in all major portfolios mainly due also to negative trends in charge-offs.
The economic environment remains challenging. The Corporation has continued to increase general reserve factors for most of its portfolios. The allowance for loan and lease losses amounted to $553.0 million, or 4.74% of total loans receivable, as of December 31, 2010, down from $608.5 million, or 5.00% of total loans receivable as of September 30, 2010. The allowance to non-performing loans held for investment ratio as of December 31, 2010 was 44.64%, compared to 40.41% as of September 30, 2010. The reduction in the total allowance to total loans held for investment level was a result of the transfer of $447 million ($282 million net of charge-offs) of construction, commercial mortgage and commercial loans to held for sale which will improve the credit quality of the overall portfolio since most of them were non-performing or classified loans with specific reserves based on impairment analysis.
The following table sets forth information concerning the ratio of the allowance to non-performing loans held for investment as of December 31, 2010 and September 30, 2010 by loan category:

	Residential	Commercial		Construction	Consumer and
(Dollars in thousands)	Mortgage Loans	Mortgage Loans	C&I Loans	Loans	Finance Leases	Total
As of December 31, 2010

Non-performing loans held for investment charged-off to realizable value	$281,807	$20,239	$101,151	$32,139	$2,916	$438,252
Other non-performing loans held for investment	110,327	196,926	216,092	230,917	46,475	800,737

Total non-performing loans held for investment	$392,134	$217,165	$317,243	$263,056	$49,391	$1,238,989

Allowance to non-performing loans held for investment	15.90%	48.62%	48.11%	57.77%	162.96%	44.64%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value	56.50%	53.62%	70.64%	65.81%	173.18%	69.06%

As of September 30, 2010

Non-performing loans held for investment charged-off to realizable value	$307,398	$34,028	$101,473	$129,814	$—	$572,713
Other non-performing loans held for investment	120,176	139,322	191,850	428,334	53,608	933,290

Total non-performing loans held for investment	$427,574	$173,350	$293,323	$558,148	$53,608	$1,506,003

Allowance to non-performing loans held for investment	15.69%	56.41%	61.15%	33.13%	148.00%	40.41%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value	55.83%	70.18%	93.50%	43.17%	148.00%	65.20%

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 16 of 36
The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of December 31, 2010 and September 30, 2010, respectively, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

	Residential	Commercial		Construction	Consumer and
(Dollars in thousands)	Mortgage Loans	Mortgage Loans	C&I Loans	Loans	Finance Leases	Total
As of December 31, 2010
Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$251,900	$28,252	$54,631	$24,919	$2,916	$362,618

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	304,754	148,139	325,374	237,908	3,386	1,019,561
Allowance for loan and lease losses	43,482	26,831	65,030	57,833	251	193,427
Allowance for loan and lease losses to principal balance	14.27%	18.11%	19.99%	24.31%	7.41%	18.97%

Loans with general allowance:
Principal balance of loans	2,860,763	1,493,770	3,771,759	437,752	1,709,213	10,273,257
Allowance for loan and lease losses	18,848	78,765	87,611	94,139	80,235	359,598
Allowance for loan and lease losses to principal balance	0.66%	5.27%	2.32%	21.51%	4.69%	3.50%

Total loans held for investment:
Principal balance of loans	$3,417,417	$1,670,161	$4,151,764	$700,579	$1,715,515	$11,655,436
Allowance for loan and lease losses	62,330	105,596	152,641	151,972	80,486	553,025
Allowance for loan and lease losses to principal balance	1.82%	6.32%	3.68%	21.69%	4.69%	4.74%

As of September 30, 2010

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$234,012	$38,181	$93,025	$121,517	$—	$486,735

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	294,943	160,335	392,120	546,937	—	1,394,335
Allowance for loan and lease losses	30,629	35,946	88,555	116,295	—	271,425
Allowance for loan and lease losses to principal balance	10.38%	22.42%	22.58%	21.26%	0.00%	19.47%

Loans with general allowance:
Principal balance of loans	2,919,380	1,543,946	3,635,626	446,193	1,753,811	10,298,956
Allowance for loan and lease losses	36,469	61,836	90,826	68,629	79,341	337,101
Allowance for loan and lease losses to principal balance	1.25%	4.01%	2.50%	15.38%	4.52%	3.27%

Total loans held for investment:
Principal balance of loans	$3,448,335	$1,742,462	$4,120,771	$1,114,647	$1,753,811	$12,180,026
Allowance for loan and lease losses	67,098	97,782	179,381	184,924	79,341	608,526
Allowance for loan and lease losses to principal balance	1.95%	5.61%	4.35%	16.59%	4.52%	5.00%
Net Charge-Offs
Total net charge-offs for the fourth quarter of 2010 were $251.8 million, or 8.27% of average loans on an annualized basis. This was up $135.6 million, or 117%, from $116.3 million, or an annualized 3.74%, in the third quarter of 2010. The increase from the prior quarter included $165.1 million associated with loans transferred to held for sale. Excluding the charge-offs related to loans transferred to held for sale, net charge offs in the fourth quarter were $86.8 million, or an annualized 2.96% of average loans, down $29.5 million, or 25%, from the third quarter of 2010. Lower net charge-offs were reflected primarily in the United States portfolio with a $34.6 million decrease, mainly related to the construction loan portfolio. The Puerto Rico portfolio reflected a slight decrease of $0.9 million and the Virgin Islands portfolio increased by $6.1 million.
Construction loan net charge-offs in the fourth quarter were $158.3 million, or an annualized 57.61%, up from $58.4 million, or an annualized 18.84% of related loans, in the third quarter of 2010. The increase from the prior quarter included $127.0 million associated with construction loans transferred to held for sale in Puerto Rico. Excluding the charge-offs related to construction loans transferred to held for sale, net charge offs in the fourth quarter were $31.4 million, or an annualized 16.40%, down $27.1 million, or 46%, from the third quarter of 2010 on this same basis.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 17 of 36
Approximately 53%, or $16.5 million, of the construction loan net charge-offs in the fourth quarter of 2010, excluding charge-offs related to the loans transferred to held for sale, was related to the Puerto Rico portfolio, including an individual charge-off of $9.6 million associated with a high-rise residential project. In Florida, construction loan net charge-offs were $8.8 million, a decrease of $31.2 million when compared to third quarter levels, of which approximately $5.2 million was related to a land loan for residential development fully charged-off during the fourth quarter. In addition, there was an individual charge-off of $2.7 million related to the above mentioned commercial construction loan which the Corporation restructured by splitting it into two separate notes. The construction portfolio in Florida has been reduced to $78.5 million, as of December 31, 2010, from $107.3 million, as of September 30, 2010. Construction loan net charge-offs in the Virgin Islands were $6.1 million for the fourth quarter of 2010, all related to a residential project that was placed in non-accruing status in the previous quarter and was adequately reserved.
Commercial mortgage loan net charge-offs in the fourth quarter of 2010 were $32.8 million, or an annualized 7.56% of related average loans, up from $11.5 million, or an annualized 2.88% of related loans, in the third quarter of 2010. The increase from the prior quarter included $29.5 million associated with commercial mortgage loans transferred to held for sale in Puerto Rico. Excluding the charge-offs related to commercial mortgage loans transferred to held for sale, net charge offs in the fourth quarter were $3.3 million, or an annualized 0.80%, down $8.1 million, or 71%, from the third quarter of 2010 on this same basis. There was a reduced level of larger dollar charge-offs. Approximately 91%, or $3.0 million, of commercial mortgage loans net charge-offs in the fourth quarter, excluding charge-offs related to loans transferred to held for sale, were in Puerto Rico spread throughout several industries. Commercial mortgage loan net charge-offs in Florida of $0.3 million were driven by loans sold during the quarter.
C&I loans net charge-offs in the fourth quarter of 2010 were $28.8 million, or an annualized 2.73% of related average loans, up from $19.9 million, or an annualized 1.82% of related loans, in the third quarter of 2010. The increase from the prior quarter included $8.6 million associated with C&I loans transferred to held for sale in Puerto Rico. Excluding the charge-offs related to C&I loans transferred to held for sale, net charge offs in the fourth quarter were $20.2 million, or an annualized 1.93%, up $0.2 million, or 1%, from the third quarter of 2010 on this same basis. Approximately 97%, or $19.4 million, of net charge-offs in the fourth quarter, excluding charge-offs related to loans transferred to held for sale, were in Puerto Rico, including a charge-off of $6.6 million on the aforementioned $33.8 million relationship placed in non-accruing status during the fourth quarter of 2010. Also, there were aggregate charge-offs of $8.8 million in two other relationships. No significant C&I loans charge-offs were recorded in the United States or Virgin Islands portfolios.
Residential mortgage loans net charge-offs were $18.6 million, or an annualized 2.20% of related average loans. This represents an increase of $5.5 million from $13.1 million, or an annualized 1.52% of related average balances in the third quarter of 2010. Net charge-offs for the fourth quarter of 2010 include $7.8 million associated with the aforementioned $25.8 million bulk sale of non-performing residential mortgage loans. Although there continues to be valuation pressure, the Corporation experienced reductions in non-performing loans as a result of continued focus on loss mitigation activity. Approximately $8.3 million in charge-offs for the fourth quarter ($6.0 million in Puerto Rico and $2.3 million in Florida) resulted from valuations for impairment purposes of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, compared to $10.5 million recorded in the third quarter.
The total amount of the residential mortgage loan portfolio that has been charged-off to its net realizable value as of December 31, 2010 amounted to $281.8 million. This represents approximately 72% of the total non-performing residential mortgage loan portfolio outstanding as of December 31, 2010. Net charge-offs of residential mortgage loans also include $1.5 million related to loans foreclosed during the fourth quarter, up from $1.1 million recorded for loans foreclosed in the third quarter of 2010. Loss rates in the Corporation’s Puerto Rico operations continue to be lower than loss rates experienced in the Florida market.
Net charge-offs on consumer loan and finance leases in the fourth quarter of 2010 were $13.3 million, essentially unchanged compared to net charge-offs for the third quarter of 2010. Performance of this portfolio on both absolute and relative terms continued to be consistent with management’s views regarding the underlying quality of the portfolio.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 18 of 36
The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	December 31,		September 30,	June 30,	March 31,	December 31,
	2010		2010	2010	2010	2009
Residential mortgage	2.20	% (1)	1.52%	1.99%	1.50%	0.84%
Commercial mortgage	7.56	% (2)	2.88%	4.56%	4.85%	1.35%
Commercial and Industrial	2.73	% (3)	1.82%	2.25%	1.88%	0.60%
Construction	57.61	% (4)	18.84%	11.96%	14.35%	11.34%
Consumer and finance leases	3.07%		3.00%	2.86%	3.01%	3.16%
Total loans	8.27	% (5)	3.74%	3.62%	3.65%	2.34%

(1)	Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.

(2)	Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 0.80%.

(3)	Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.93%.

(4)	Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 16.40%.

(5)	Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 2.96%.
The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results experienced for the entire year, or expected in subsequent periods.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 19 of 36
The following table presents annualized net charge-offs to average loans by geographic segment:

	Quarter Ended
	December 31,		September 30,		June 30,		March 31,		December 31,
	2010		2010		2010		2010		2009
PUERTO RICO:
Residential mortgage	2.39	% (1)	1.61%		2.09%		1.11%		0.62%
Commercial mortgage	10.64	% (2)	2.49%		0.34%		0.71%		0.80%
Commercial and Industrial	2.79	% (3)	1.92%		2.48%		1.92%		0.63%
Construction	70.85	% (4)	8.30%		8.56%		13.45%		0.76%
Consumer and finance leases	3.10%		2.97%		2.94%		2.95%		3.05%
Total loans	9.02	% (5)	2.61%		2.81%		2.80%		1.03%

VIRGIN ISLANDS:
Residential mortgage	0.10%		0.13%		0.00%		0.47%		0.00%
Commercial mortgage	0.00%		0.00%		0.00%		0.00%		0.00%
Commercial and Industrial	0.00%		-0.01	% (6)	-1.41	% (6)	-0.02	% (6)	0.06%
Construction	12.66%		0.00%		0.01%		0.15%		0.00%
Consumer and finance leases	1.97%		1.56%		0.46%		3.82%		3.44%
Total loans	2.78%		0.18%		-0.32%		0.55%		0.33%

FLORIDA:
Residential mortgage	3.45%		2.59%		3.67%		5.70%		3.42%
Commercial mortgage	0.28%		4.20%		13.84%		13.23%		2.58%
Commercial and Industrial	9.48%		0.02%		1.16%		10.78%		0.53%
Construction	36.13%		101.18	% (7)	32.75%		27.23%		44.34%
Consumer and finance leases	3.91%		8.37%		4.86%		3.96%		7.39%
Total loans	5.53%		18.34%		14.59%		13.90%		14.92%

(1)	Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.

(2)	Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 1.06%.

(3)	Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 1.95%.

(4)	Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 13.80%.

(5)	Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 2.73%.

(6)	For the third quarter, second quarter and first quarter of 2010, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.

(7)	For the third quarter of 2010, net charge-offs for the construction loan portfolio in Florida were $40 million which once annualized for ratio calculation exceeded the average balance of this portfolio.
Balance Sheet
Total assets were approximately $15.7 billion as of December 31, 2010, down from approximately $16.7 billion as of September 30, 2010. The Corporation continued with its deleveraging and de-risking balance sheet strategies. Most of the decrease was related to a $534 million decrease in cash and cash equivalents, as the Corporation continues to roll-off maturing brokered CDs and advances from FHLB and deployed some excess liquidity into intermediate term securities. Total investment securities decreased by $276.7 million, primarily due to the $456 million of U.S. and Puerto Rico government agency securities called prior to their contractual maturities and prepayments of MBS, partially offset by $253 million of 4-Year U.S agency securities purchased during the fourth quarter.
Total loans decreased by $233 million, mainly through charge-offs, including $165.1 million in charge-offs associated with the loans transferred to held for sale, and to a lesser extent due to the sale of non-performing assets. The Corporation has continued lending on a targeted basis and during the fourth quarter of 2010 total loan originations, including refinancings and draws from existing commitments, amounted to approximately $824 million. Excluding credit facilities extended to the Puerto Rico and Virgin Islands governments, loan originations for the fourth quarter of 2010 were $663 million, an increase of $182 million compared to the third quarter of 2010,

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 20 of 36
mainly related to commercial facilities granted to clients engaged in the beverage and hotel businesses, and a higher volume of residential mortgage loan originations in Puerto Rico. The Corporation intends to continue with the targeted deleveraging of its balance sheet through a reduction of the construction portfolio and sales of investment securities and non-performing assets on an opportunistic basis.
As of December 31, 2010, liabilities totaled $14.5 billion, a decrease of approximately $821.8 million from September 30, 2010. The decrease in total liabilities is mainly attributable to a decrease of $429.1 million in brokered deposits, a $145.9 million decrease in public funds and a $182.0 million decrease in advances from the FHLB. Also, total liabilities at the end of the third quarter included a $159.4 million payable related to unsettled purchases of investment securities that were settled in the fourth quarter. These decreases were partially offset by an increase of $90.6 million in core deposits. The Corporation intends to continue to grow its core deposit base and reduce its dependence on brokered certificates of deposit by: continuing local initiatives to increase retail deposits, attracting customers seeking to diversify their banking relationships, and realigning its sales force to increase its presence in the commercial and governmental deposit and transaction banking market.
The Corporation’s stockholders’ equity amounted to $1.2 billion as of December 31, 2010, a decrease of $170.3 million from September 30, 2010, driven by the net loss of $157.7 million for the fourth quarter that includes the $102.9 million charge to the provision for loan losses associated with loans transferred to held for sale. Also, there was a decrease of $12.6 million in the fourth quarter in other comprehensive income due to lower unrealized gains on available for sale securities.
The Corporation’s estimated Tier 1 capital, total capital, and leverage ratios as of December 31, 2010 were 11.00%, 12.29% and 7.94%, respectively, down from 11.96%, 13.26% and 8.34%, respectively, at the end of the prior quarter. Meanwhile, the estimated Tier 1 capital, total capital, and leverage ratios as of December 31, 2010 for its banking subsidiary, FirstBank Puerto Rico, were 10.56%, 11.85% and 7.63%, respectively, down from 11.52%, 12.81% and 8.03%, respectively, at the end of the prior quarter. The decrease primarily reflects the impact of the $102.9 million charge related to loans transferred to held for sale partially offset by the reduction in assets.
The Consent Order required that FirstBank submit a Capital Plan to the FDIC detailing the manner by which it would achieve a total capital to risk-weighted assets ratio of at least 12%, a Tier 1 capital to risk-weighted assets ratio of at least 10% and a leverage ratio of at least 8% over time. In this respect, FirstBank submitted a Capital Plan identifying specific targeted leverage, Tier 1 risk-based capital and total risk-based capital ratios to be achieved each calendar quarter until full achievement of the required capital levels. All capital ratios for FirstBank are above the Capital Plan’s targeted levels for December 31, 2010.
Tangible Common Equity
The Corporation’s tangible common equity ratio decreased to 4.38% as of December 31, 2010, from 5.21% as of September 30, 2010, and the Tier 1 common equity to risk-weighted assets ratio as of December 31, 2010 decreased to 5.40% from 6.62% as of September 30, 2010.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 21 of 36
The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per share information)	2010	2010	2010	2010	2009
Tangible Equity:
Total equity — GAAP	$1,151,663	$1,321,979	$1,438,289	$1,488,543	$1,599,063
Preferred equity	(425,009)	(411,876)	(930,830)	(929,660)	(928,508)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(14,043)	(14,673)	(15,303)	(15,934)	(16,600)

Tangible common equity	$684,513	$867,332	$464,058	$514,851	$625,857

Tangible Assets:
Total assets — GAAP	$15,686,781	$16,678,879	$18,116,023	$18,850,964	$19,628,448
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(14,043)	(14,673)	(15,303)	(15,934)	(16,600)

Tangible assets	$15,644,640	$16,636,108	$18,072,622	$18,806,932	$19,583,750

Common shares outstanding	21,304	21,304	6,169	6,169	6,169

Tangible common equity ratio	4.38%	5.21%	2.57%	2.74%	3.20%

Tangible book value per common share	$32.13	$40.71	$75.22	$83.45	$101.44
The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2010	2010	2010	2010	2009
Tier 1 Common Equity:
Total equity — GAAP	$1,151,663	$1,321,979	$1,438,289	$1,488,543	$1,599,063
Qualifying preferred stock	(425,009)	(411,876)	(930,830)	(929,660)	(928,508)
Unrealized gain on available-for-sale securities (1)	(17,718)	(30,295)	(63,311)	(22,948)	(26,617)
Disallowed deferred tax asset (2)	(37,515)	(43,552)	(38,078)	(40,522)	(11,827)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(14,043)	(14,673)	(15,303)	(15,934)	(16,600)
Cumulative change gain in fair value of liabilities accounted for under a fair value option	(2,185)	(2,654)	(3,170)	(951)	(1,535)
Other disallowed assets	(226)	(636)	(66)	(24)	(24)

Tier 1 common equity	$626,869	$790,195	$359,433	$450,406	$585,854

Total risk-weighted assets	$11,613,637	$11,930,854	$12,570,330	$13,402,979	$14,303,496

Tier 1 common equity to risk-weighted assets ratio	5.40%	6.62%	2.86%	3.36%	4.10%

1-	Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2-	Approximately $71 million of the Corporation’s deferred tax assets at December 31, 2010 (September 30, 2010 — $64 million; June 30, 2010 — $71 million March 31, 2010 — $69 million; December 31, 2009 — $102 million) were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $38 million of such assets at December 31, 2010 (September 30, 2010 — $44 million; June 30, 2010 — $38 million; March 31, 2010 — $41 million; December 31, 2009 — $12 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity’s Tier 1 capital. Approximately $6 million of the Corporation’s other net deferred tax liability at December 31, 2010 (September 30, 2010 — $7 million; June 30, 2010 — $12 million; March 31, 2010 — $5 million; December 31, 2009 — $5 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 22 of 36
Liquidity
The Corporation manages its liquidity in a proactive manner, and maintains a sound liquidity position. Multiple measures are utilized to monitor the Corporation’s liquidity position, including basic surplus and volatile liabilities measures. The Corporation has maintained basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) well in excess of the self-imposed minimum limit of 5% of total assets. As of December 31, 2010, the estimated basic surplus ratio was approximately 11%, including un-pledged investment securities, FHLB lines of credit, and cash. At the end of the quarter, the Corporation had $453 million available for additional credit on FHLB lines of credit. Unpledged liquid securities as of December 31, 2010 mainly consisted of fixed-rate MBS and U.S. agency debentures totaling approximately $895 million. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic surplus computation.
Capital Restructuring Initiatives
The following events have occurred since the end of the third quarter in connection with the Corporation’s capital restructuring initiatives:
Reduction in the amount of new capital required to compel the conversion of the Series G preferred stock
As previously reported during the fourth quarter of 2010, the Corporation executed an amendment to the exchange agreement with the U.S. Treasury pursuant to which the U.S. Treasury agreed to a reduction in the size of the capital raise, from $500 million to $350 million, required to satisfy the remaining substantive condition to compel the conversion of the Series G mandatorily convertible preferred stock owned by the U.S. Treasury into shares of common stock. The amendment to the exchange agreement with the U.S. Treasury also provided for a reduction in the previously agreed-upon discount of the liquidation preference of the Series G preferred stock from 35% to 25%, thus, increasing the number of shares of common stock into which the Series G preferred stock is convertible. As a result of this amendment a non-cash adjustment of $11.3 million was recorded in the fourth quarter of 2010 as an acceleration of the Series G preferred stock discount accretion, which adversely affected the Corporation’s tangible and Tier 1 common equity ratios in the fourth quarter of 2010.
Implementation of a 1 for 15 reverse stock split
Effective January 7, 2011, the Corporation implemented a one-for-fifteen reverse stock split of all outstanding shares of its common stock. At the Corporation’s Special Meeting of Stockholders held on August 24, 2010, shareholders approved an amendment to the Corporation’s Restated Articles of Incorporation to implement a reverse stock split at a ratio, to be determined by the board in its sole discretion, within the range of one new share of common stock for 10 old shares and one new share for 20 old shares. As authorized, the board elected to effect a reverse stock split at a ratio of one-for-fifteen. The reverse stock split allowed the Corporation to regain compliance with listing standards of the New York Stock Exchange and positions the Corporation to accomplish its capital strategies. The one-for-fifteen reverse stock split reduced the number of outstanding shares of common stock from 319,557,932 shares to 21,303,669 shares of common stock.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 23 of 36
Basis of Presentation
Use of Non-GAAP Financial Measures
This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables of this earnings release.
Tangible Common Equity Ratio and Tangible Book Value per Common Share
The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.
Tier 1 Common Equity to Risk-Weighted Assets Ratio
The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.
Adjusted Pre-Tax, Pre-Provision Income
One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and OTTI of investment securities, as well as certain items identified as unusual, non-recurring or non-operating.
From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes them to be nonrecurring. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 24 of 36
Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis
Net interest income, interest rate spread and net interest margin are reported on a tax equivalent basis and excluding the unrealized changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 25 of 36
FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2010	2010	2009
ASSETS
Cash and due from banks	$254,723	$689,132	$679,798

Money market investments:
Federal funds sold and securities purchased under agreements to sell	6,236	5,769	1,140
Time deposits with other financial institutions	1,346	1,746	600
Other short-term investments	107,978	207,979	22,546

Total money market investments	115,560	215,494	24,286

Investment securities available for sale, at fair value	2,744,453	2,976,180	4,170,782
Investment securities held to maturity, at amortized cost	453,387	489,967	601,619
Other equity securities	55,932	64,310	69,930

Total investment securities	3,253,772	3,530,457	4,842,331

Loans, net of allowance for loan and lease losses of $553,025 (September 30, 2010 - $608,526; December 31, 2009 - $528,120)	11,102,411	11,571,500	13,400,331
Loans held for sale, at lower of cost or market	300,766	9,196	20,775

Total loans, net	11,403,177	11,580,696	13,421,106

Premises and equipment, net	209,014	205,782	197,965
Other real estate owned	84,897	82,706	69,304
Accrued interest receivable on loans and investments	59,061	61,977	79,867
Due from customers on acceptances	1,439	754	954
Accounts receivable from investment sales	—	—	—
Other assets	305,138	311,881	312,837

Total assets	$15,686,781	$16,678,879	$19,628,448

LIABILITIES
Deposits:
Non-interest-bearing deposits	$668,052	$703,836	$697,022
Interest — bearing deposits	11,391,058	11,839,731	11,972,025

Total deposits	12,059,110	12,543,567	12,669,047

Advances from the Federal Reserve	—	—	900,000
Securities sold under agreements to repurchase	1,400,000	1,400,000	3,076,631
Advances from the Federal Home Loan Bank (FHLB)	653,440	835,440	978,440
Notes payable	26,449	25,057	27,117
Other borrowings	231,959	231,959	231,959
Bank acceptances outstanding	1,439	754	954
Accounts payable from investment purchases	—	159,390	—
Accounts payable and other liabilities	162,721	160,733	145,237

Total liabilities	14,535,118	15,356,900	18,029,385

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares: issued and outstanding 2,946,046 shares (September 30, 2010 and December 31, 2009 - 2,946,046 and 22,404,000 shares issued and outstanding, respectively) aggregate liquidation value of $487,221 (September 30, 2010 and December 31, 2009 - $487,221 and $950,100, respectively)	425,009	411,876	928,508

Common stock, $0.10 par value, (September 30, 2010 and December 31, 2009 - $0.10 and $1 par value, respectively) authorized 2,000,000,000 shares; issued 21,963,522 shares(September 30, 2010 and December 31, 2009 - 21,963,522 and 6,829,308 shares issued, respectively)	2,196	2,196	6,829
Less: Treasury stock (at par value)	(66)	(66)	(660)

Common stock outstanding, 21,303,669 shares outstanding (September 30, 2010 and December 31, 2009 - 21,303,669 and 6,169,455 shares outstanding, respectively)	2,130	2,130	6,169

Additional paid-in capital	319,459	319,466	220,596
Legal surplus	299,006	299,006	299,006
Retained earnings	88,341	259,206	118,291
Accumulated other comprehensive income	17,718	30,295	26,493

Total stockholders’equity	1,151,663	1,321,979	1,599,063

Total liabilities and stockholders’equity	$15,686,781	$16,678,879	$19,628,448

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 26 of 36
FIRST BANCORP
Condensed Consolidated Statements of Loss

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2010	2010	2009	2010	2009
Net interest income:
Interest income	$192,806	$204,028	$243,449	$832,686	$996,574
Interest expense	80,758	90,326	106,152	371,011	477,532

Net interest income	112,048	113,702	137,297	461,675	519,042
Provision for loan and lease losses	196,347	120,482	137,187	634,587	579,858

Net interest (loss) income after provision for loan and lease losses	(84,299)	(6,780)	110	(172,912)	(60,816)

Non-interest income:
Other service charges on loans	2,019	1,963	1,982	7,224	6,830
Service charges on deposit accounts	3,125	3,325	3,357	13,419	13,307
Mortgage banking activities	2,501	6,474	2,426	13,615	8,605
Net (loss) gain on investments and impairments	(620)	48,281	24,387	102,662	85,146
Loss on early extinguishment of repurchase agreements	—	(47,405)	—	(47,405)	—
Other non-interest income	6,761	6,628	6,655	28,388	28,376

Total non-interest income	13,786	19,266	38,807	117,903	142,264

Non-interest expenses:
Employees’ compensation and benefits	28,591	29,849	29,617	121,126	132,734
Occupancy and equipment	15,537	14,655	14,822	59,494	62,335
Business promotion	3,561	3,226	4,327	12,332	14,158
Professional fees	5,863	4,533	4,883	21,287	15,217
Taxes, other than income taxes	3,274	3,316	3,936	14,228	15,847
Insurance and supervisory fees	15,363	16,787	15,114	67,274	45,605
Net loss on real estate owned (REO) operations	7,471	8,193	4,847	30,173	21,863
Other non-interest expenses	7,843	8,123	11,262	40,244	44,342

Total non-interest expenses	87,503	88,682	88,808	366,158	352,101

Loss before income taxes	(158,016)	(76,196)	(49,891)	(421,167)	(270,653)
Income tax benefit (expense)	284	963	(3,311)	(9,437)	(4,534)

Net loss	$(157,732)	$(75,233)	$(53,202)	$(430,604)	$(275,187)

Net (loss) income available to common stockholders basic	$(176,167)	$357,787	$(59,334)	$(28,341)	$(322,075)

Net (loss) income available to common stockholders diluted	$(176,167)	$363,413	$(59,334)	$(28,341)	$(322,075)

Net (loss) income per common share:
Basic	$(8.27)	$31.30	$(9.62)	$(2.51)	$(52.22)

Diluted	$(8.27)	$4.20	$(9.62)	$(2.51)	$(52.22)

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 27 of 36
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico all operate within U.S. banking laws and regulations. The Corporation operates a total of 170 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.
Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (“FED”) and the order dated June 2, 2010 (the “Order”) that the Corporation and FirstBank Puerto Rico entered into with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico that, among other things, require the Corporation to attain certain capital levels and reduce its special mention, classified, delinquent and non-accrual assets; uncertainty as to whether the Corporation will be able to issue $350 million of equity so as to meet the remaining substantive condition necessary to compel the U.S. Treasury to convert into common stock the shares of Series G Preferred Stock that the Corporation issued to the U.S. Treasury; uncertainty as to whether the Corporation will be able to complete future capital-raising efforts; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the risk of not being able to fulfill the Corporation’s cash obligations or pay dividends to its shareholders in the future due to its inability to receive approval from the FED to receive dividends from FirstBank Puerto Rico; the risk of being subject to possible additional regulatory actions; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the increase in the levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; the Corporation’s reliance on brokered CDs and the Corporation’s ability to obtain, on a periodic basis, approval to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the Order; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact such actions may have on the Corporation’s business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the FDIC, government-sponsored housing agencies and

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 28 of 36
local regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; risks of not being able to generate sufficient income to realize the benefit of the deferred tax asset; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; the adverse effect of litigation; developments in technology; risks associated with further downgrades in the credit ratings of the Corporation’s long-term senior debt; general competitive factors and industry consolidation; and the possible future dilution to holders of common stock resulting from additional issuances of common stock or securities convertible into common stock. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
###
First BanCorp
Alan Cohen
Senior Vice President
Marketing and Public Relations
alan.cohen@firstbankpr.com
(787) 729-8256

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 29 of 36
EXHIBIT A
Table 1 — Selected Financial Data

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except for per share and financial ratios)	2010	2010	2009	2010	2009
Condensed Income Statements:
Total interest income	$192,806	$204,028	$243,449	$832,686	$996,574
Total interest expense	80,758	90,326	106,152	371,011	477,532
Net interest income	112,048	113,702	137,297	461,675	519,042
Provision for loan and lease losses	196,347	120,482	137,187	634,587	579,858
Non-interest income	13,786	19,266	38,807	117,903	142,264
Non-interest expenses	87,503	88,682	88,808	366,158	352,101
Loss before income taxes	(158,016)	(76,196)	(49,891)	(421,167)	(270,653)
Income tax benefit (expense)	284	963	(3,311)	(9,437)	(4,534)
Net loss	(157,732)	(75,233)	(53,202)	(430,604)	(275,187)
Net (loss) income available to common stockholders — basic	(176,167)	357,787	(59,334)	(28,341)	(322,075)

Net (loss) income available to common stockholders — diluted	(176,167)	363,413	(59,334)	(28,341)	(322,075)

Per Common Share Results (1):
Net (loss) income per share basic	$(8.27)	$31.30	$(9.62)	$(2.51)	$(52.22)
Net (loss) income per share diluted	$(8.27)	$4.20	$(9.62)	$(2.51)	$(52.22)
Cash dividends declared	$—	$—	$—	$—	$2.10
Average shares outstanding	21,303	11,432	6,168	11,310	6,167
Average shares outstanding diluted	21,303	86,552	6,168	11,310	6,167
Book value per common share	$34.11	$42.72	$108.70	$34.11	$108.70
Tangible book value per common share (2)	$32.13	$40.71	$101.45	$32.13	$101.45

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(3.86)	(1.73)	(1.08)	(2.41)	(1.39)
Interest Rate Spread (3)	2.60	2.55	2.75	2.48	2.62
Net Interest Margin (3)	2.88	2.83	3.03	2.77	2.93
Return on Average Total Equity	(47.93)	(21.28)	(12.48)	(29.75)	(14.84)
Return on Average Common Equity	(78.61)	(50.80)	(30.54)	(66.73)	(34.07)
Average Total Equity to Average Total Assets	8.06	8.13	8.67	8.10	9.36
Tangible common equity ratio (2)	4.38	5.21	3.20	4.38	3.20
Dividend payout ratio	—	—	—	—	(4.03)
Efficiency ratio (4)	69.54	66.69	50.43	63.18	53.24

Asset Quality:
Allowance for loan and lease losses to loans receivable	4.74	5.00	3.79	4.74	3.79
Net charge-offs (annualized) to average loans	8.27 (5)	3.74	2.34	4.76 (5)	2.48
Provision for loan and lease losses to net charge-offs	77.96 (6)	103.63	170.31	104.08 (6)	173.99
Non-performing assets to total assets	9.96 (7)	10.01	8.71	9.96 (7)	8.71
Non-performing loans held for investment to total loans held for investment	10.63	12.36	11.23	10.63	11.23

Allowance to total non-performing loans held for investment	44.64	40.41	33.77	44.64	33.77

Allowance to total non-performing loans held for investment excluding residential real estate loans	65.30	56.43	47.06	65.30	47.06

Other Information:
Common Stock Price: End of period	$6.90	$4.20	$34.50	$6.90	$34.50

1-	All share and per share data have been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.

2-	Non-GAAP measure. See page 20 for GAAP to Non-GAAP reconciliations.

3-	On a tax-equivalent basis. See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

4-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

5-	Net charge-offs to average loans, excluding impact associated with loans transferred to held for sale, were 2.96% and 3.60% for the quarter and year ended December 31, 2010, respectively.

6-	Provision for loan and lease losses to net charge-offs excluding the impact of loans transferred to held for sale was 107.63% and 119.57% for the quarter and year ended December 31, 2010, respectively.

7-	Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans transferred to held for sale, was 9.03% as of December 31, 2010.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 30 of 36
Table 2 — Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

	Average volume			Interest income (1) / expense			Average rate (1)
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2010	2010	2009	2010	2010	2009	2010	2010	2009
Interest-earning assets:
Money market & other short-term investments	$568,407	$794,318	$268,295	$478	$511	$184	0.33%	0.26%	0.27%
Government obligations (2)	1,404,304	1,361,925	1,316,211	7,466	8,023	9,109	2.11%	2.34%	2.75%
Mortgage-backed securities	1,827,339	2,416,485	3,843,609	18,096	27,491	51,971	3.93%	4.51%	5.36%
Corporate bonds	2,000	2,000	2,000	29	29	30	5.75%	5.75%	5.95%
FHLB stock	60,105	63,950	73,435	836	640	896	5.52%	3.97%	4.84%
Equity securities	1,377	1,377	1,977	—	—	72	0.00%	0.00%	14.45%

Total investments (3)	3,863,532	4,640,055	5,505,527	26,905	36,694	62,262	2.76%	3.14%	4.49%

Residential mortgage loans	3,397,444	3,454,820	3,568,367	49,456	51,839	54,200	5.78%	5.95%	6.03%
Construction loans	1,099,244	1,240,522	1,584,282	7,348	8,096	13,262	2.65%	2.59%	3.32%
C&I and commercial mortgage loans	5,953,586	5,968,781	6,698,689	64,298	65,852	70,610	4.28%	4.38%	4.18%
Finance leases	286,572	293,956	324,591	5,913	5,937	6,609	8.19%	8.01%	8.08%
Consumer loans	1,448,665	1,484,976	1,601,999	42,477	43,326	46,053	11.63%	11.58%	11.41%

Total loans (4) (5)	12,185,511	12,443,055	13,777,928	169,492	175,050	190,734	5.52%	5.58%	5.49%

Total interest-earning assets	$16,049,043	$17,083,110	$19,283,455	$196,397	$211,744	$252,996	4.86%	4.92%	5.21%

Interest-bearing liabilities:
Brokered CDs	$6,429,232	$6,929,356	$7,398,276	$35,661	$39,086	$47,081	2.20%	2.24%	2.52%
Other interest-bearing deposits	5,171,779	5,008,676	4,172,437	22,319	21,917	20,471	1.71%	1.74%	1.95%
Loans payable	—	—	849,853	—	—	908	0.00%	0.00%	0.42%
Other borrowed funds	1,660,662	2,214,076	3,588,300	15,388	21,618	29,227	3.68%	3.87%	3.23%
FHLB advances	775,103	850,060	1,103,690	6,577	7,179	8,218	3.37%	3.35%	2.95%

Total interest-bearing liabilities (6)	$14,036,776	$15,002,168	$17,112,556	$79,945	$89,800	$105,905	2.26%	2.37%	2.46%

Net interest income				$116,452	$121,944	$147,091

Interest rate spread							2.60%	2.55%	2.75%
Net interest margin							2.88%	2.83%	3.03%

1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate as adjusted for changes to enacted tax rates (40.95% for the Corporation’s subsidiaries other than IBEs and 35.95% for the Corporation’s IBEs) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2-	Government obligations include debt issued by government sponsored agencies.

3-	Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4-	Average loan balances include the average of total non-performing loans.

5-	Interest income on loans includes $2.6 million, $2.5 million and $2.8 million for the fourth quarter of 2010, third quarter of 2010 and fourth quarter of 2009, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

6-	Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 31 of 36
Table 3 — Year to Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)	Average Volume		Interest income (1) / expense		Average rate (1)
Year Ended December 31,	2010	2009	2010	2009	2010	2009
Interest-earning assets:
Money market & other short-term investments	$778,412	$182,205	$2,049	$577	0.26%	0.32%
Government obligations (2)	1,368,368	1,345,591	32,466	54,323	2.37%	4.04%
Mortgage-backed securities	2,658,279	4,254,044	121,587	238,992	4.57%	5.62%
Corporate bonds	2,000	4,769	116	294	5.80%	6.16%
FHLB stock	65,297	76,982	2,894	3,082	4.43%	4.00%
Equity securities	1,481	2,071	15	126	1.01%	6.08%

Total investments (3)	4,873,837	5,865,662	159,127	297,394	3.26%	5.07%

Residential mortgage loans	3,488,037	3,523,576	207,700	213,583	5.95%	6.06%
Construction loans	1,315,794	1,590,309	33,329	52,908	2.53%	3.33%
C&I and commercial mortgage loans	6,190,959	6,343,635	262,940	263,935	4.25%	4.16%
Finance leases	299,869	341,943	24,416	28,077	8.14%	8.21%
Consumer loans	1,506,448	1,661,099	174,846	188,775	11.61%	11.36%

Total loans (4) (5)	12,801,107	13,460,562	703,231	747,278	5.49%	5.55%

Total interest-earning assets	$17,674,944	$19,326,224	$862,358	$1,044,672	4.88%	5.41%

Interest-bearing liabilities:
Brokered CDs	$7,002,343	$7,300,696	$160,628	$227,896	2.29%	3.12%
Other interest-bearing deposits	4,934,302	4,087,262	88,086	89,966	1.79%	2.20%
Loans payable	299,589	643,618	3,442	2,331	1.15%	0.36%
Other borrowed funds	2,436,091	3,745,980	91,386	124,340	3.75%	3.32%
FHLB advances	888,298	1,322,136	29,037	32,954	3.27%	2.49%

Total interest-bearing liabilities (6)	$15,560,623	$17,099,692	$372,579	$477,487	2.39%	2.79%

Net interest income			$489,779	$567,185

Interest rate spread					2.48%	2.62%
Net interest margin					2.77%	2.93%

1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate as adjusted for changes to enacted tax rates (40.95% for the Corporation’s subsidiaries other than IBEs and 35.95% for the Corporation’s IBEs) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2-	Government obligations include debt issued by government sponsored agencies.

3-	Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4-	Average loan balances include the average of total non-performing loans.

5-	Interest income on loans includes $10.7 million and $11.2 million for the year ended December 31, 2010 and 2009, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

6-	Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 32 of 36
Table 4 — Non-Interest Income

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands)	2010	2010	2009	2010	2009
Other service charges on loans	$2,019	$1,963	$1,982	$7,224	$6,830
Service charges on deposit accounts	3,125	3,325	3,357	13,419	13,307
Mortgage banking activities	2,501	6,474	2,426	13,615	8,605
Rental income	—	—	100	—	1,346
Insurance income	1,673	1,658	1,753	7,752	8,668
Broker-dealer income	121	501	61	2,176	61
Other operating income	4,967	4,469	4,741	18,460	18,301

Non-interest income before net gain on investments and loss on early extinguishment of repurchase agreements	14,406	18,390	14,420	62,646	57,118

Gain on VISA shares	—	—	—	10,668	3,784
Net (loss) gain on sale of investments	(38)	48,281	24,387	93,179	83,020
OTTI on equity securities	—	—	—	(603)	(388)
OTTI on debt securities	(582)	—	—	(582)	(1,270)

Net gain on investments	(620)	48,281	24,387	102,662	85,146

Loss on early extinguishment of repurchase agreements	—	(47,405)	—	(47,405)	—

	$13,786	$19,266	$38,807	$117,903	$142,264

Table 5 — Non-Interest Expenses

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands)	2010	2010	2009	2010	2009
Employees’ compensation and benefits	$28,591	$29,849	$29,617	$121,126	$132,734
Occupancy and equipment	15,537	14,655	14,822	59,494	62,335
Deposit insurance premium	13,568	14,702	13,923	60,292	40,582
Other taxes, insurance and supervisory fees	5,069	5,401	5,127	21,210	20,870
Professional fees — recurring	5,282	4,043	3,628	18,500	12,980
Professional fees — non-recurring	581	490	1,255	2,787	2,237
Servicing and processing fees	2,233	2,188	2,832	8,984	10,174
Business promotion	3,561	3,226	4,327	12,332	14,158
Communications	1,977	2,060	2,055	7,979	8,283
Net loss on REO operations	7,471	8,193	4,847	30,173	21,863
Other	3,633	3,875	6,375	23,281	25,885

Total	$87,503	$88,682	$88,808	$366,158	$352,101

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 33 of 36
Table 6 — Selected Balance Sheet Data

	As of
	December 31,	September 30,	December 31,
(In thousands)	2010	2010	2009
Balance Sheet Data:
Loans, including loans held for sale	$11,956,202	$12,189,222	$13,949,226
Allowance for loan and lease losses	553,025	608,526	528,120
Money market and investment securities	3,369,332	3,745,951	4,866,617
Intangible assets	42,141	42,771	44,698
Deferred tax asset, net	102,973	101,248	109,197
Total assets	15,686,781	16,678,879	19,628,448
Deposits	12,059,110	12,543,567	12,669,047
Borrowings	2,311,848	2,492,456	5,214,147
Total preferred equity	425,009	411,876	928,508
Total common equity	708,936	879,808	644,062

Accumulated other comprehensive income, net of tax	17,718	30,295	26,493
Total equity	1,151,663	1,321,979	1,599,063
Table 7 — Loan Portfolio
Composition of the loan portfolio including loans held for sale at period end.

	As of
	December 31,	September 30,	December 31,
(In thousands)	2010	2010	2009
Residential mortgage loans	$3,417,417	$3,448,335	$3,595,508

Commercial loans:
Construction loans	700,579	1,114,647	1,492,589
Commercial mortgage loans	1,670,161	1,742,462	1,693,424
Commercial and Industrial loans (1)	3,861,545	3,824,916	4,927,304
Loans to local financial institutions collateralized by real estate mortgages	290,219	295,855	321,522

Commercial loans	6,522,504	6,977,880	8,434,839

Finance leases	282,904	289,573	318,504

Consumer loans	1,432,611	1,464,238	1,579,600

Loans receivable	11,655,436	12,180,026	13,928,451
Loans held for sale	300,766	9,196	20,775

Total loans	$11,956,202	$12,189,222	$13,949,226

1 -	As of December 31, 2010, includes $1.7 billion of commercial loans that are secured by real estate but are not dependent upon the real estate for repayment.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 34 of 36
Table 8 — Loan Portfolio by Geography

	As of December 31, 2010
(In thousands)	Puerto Rico	Virgin Islands	Florida	Consolidated
Residential mortgage loans	$2,651,200	$430,949	$335,268	$3,417,417

Commercial loans:
Construction loans	437,294	184,762	78,523	700,579
Commercial mortgage loans	1,138,274	67,299	464,588	1,670,161
Commercial and Industrial loans	3,646,586	185,540	29,419	3,861,545
Loans to a local financial institution collateralized by real estate mortgages	290,219	—	—	290,219

Commercial loans	5,512,373	437,601	572,530	6,522,504

Finance leases	282,904	—	—	282,904

Consumer loans	1,329,603	72,659	30,349	1,432,611

Loans receivable	9,776,080	941,209	938,147	11,655,436
Loans held for sale	293,998	6,768	—	300,766

Total loans	$10,070,078	$947,977	$938,147	$11,956,202

Table 9 — Non-Performing Assets

	December 31,	September 30,	December 31,
(Dollars in thousands)	2010	2010	2009
Non-performing loans held for investment:
Residential mortgage	$392,134	$427,574	$441,642
Commercial mortgage	217,165	173,350	196,535
Commercial and Industrial	317,243	293,323	241,316
Construction	263,056	558,148	634,329
Finance leases	3,935	4,692	5,207
Consumer	45,456	48,916	44,834

Total non-performing loans held for investment	1,238,989	1,506,003	1,563,863

REO	84,897	82,706	69,304
Other repossessed property	14,023	15,824	12,898
Investment securities (1)	64,543	64,543	64,543

Total non-performing assets, excluding loans held for sale	$1,402,452	$1,669,076	$1,710,608

Non-performing loans held for sale	159,321	—	—

Total non-performing assets, including loans held for sale	$1,561,773	$1,669,076	$1,710,608

Past due loans 90 days and still accruing	$144,114	$139,795	$165,936
Allowance for loan and lease losses	$553,025	$608,526	$528,120
Allowance to total non-performing loans held for investment	44.64%	40.41%	33.77%
Allowance to total non-performing loans held for investment, excluding loans held for sale and residential real estate loans	65.30%	56.43%	47.06%

(1)	Collateral pledged with Lehman Brothers Special Financing, Inc.

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 35 of 36
Table 10 — Non-Performing Assets by Geography

	December 31,	September 30,	December 31,
(Dollars in thousands)	2010	2010	2009
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$330,737	$366,470	$376,018
Commercial mortgage	177,617	123,550	128,001
Commercial and Industrial	307,608	284,684	229,039
Construction	196,948	463,052	385,259
Finance leases	3,935	4,692	5,207
Consumer	43,241	46,681	40,132

Total non-performing loans held for investment	1,060,086	1,289,129	1,163,656

REO	67,488	58,508	49,337
Other repossessed property	13,839	15,580	12,634
Investment securities	64,543	64,543	64,543

Total non-performing assets, excluding loans held for sale	$1,205,956	$1,427,760	$1,290,170
Non-performing loans held for sale	159,321	—	—

Total non-performing assets, including loans held for sale	$1,365,277	$1,427,760	$1,290,170

Past due loans 90 days and still accruing	$142,756	$136,266	$128,016

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$9,655	$9,961	$9,063
Commercial mortgage	7,868	8,228	11,727
Commercial and Industrial	6,078	5,847	8,300
Construction	16,473	20,295	2,796
Consumer	927	1,064	3,540

Total non-performing loans held for investment	41,001	45,395	35,426

REO	2,899	1,203	470
Other repossessed property	108	196	221

Total non-performing assets, excluding loans held for sale	$44,008	$46,794	$36,117
Non-performing loans held for sale	—	—	—

Total non-performing assets, including loans held for sale	$44,008	$46,794	$36,117

Past due loans 90 days and still accruing	$1,358	$952	$23,876

Florida:
Non-performing loans held for investment:
Residential mortgage	$51,742	$51,143	$56,561
Commercial mortgage	31,680	41,572	56,807
Commercial and Industrial	3,557	2,792	3,977
Construction	49,635	74,801	246,274
Consumer	1,288	1,171	1,162

Total non-performing loans held for investment	137,902	171,479	364,781

REO	14,510	22,995	19,497
Other repossessed property	76	48	43

Total non-performing assets, excluding loans held for sale	$152,488	$194,522	$384,321
Non-performing loans held for sale	—	—	—

Total non-performing assets, including loans held for sale	$152,488	$194,522	$384,321

Past due loans 90 days and still accruing	$—	$2,577	$14,044

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2010 — Page 36 of 36
Table 11 — Allowance for Loan and Lease Losses

	Quarter Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
(Dollars in thousands)	2010		2010		2009		2010		2009
Allowance for loan and lease losses, beginning of period	$608,526		$604,304		$471,484		$528,120		$281,526

Provision (recovery) for loan and lease losses:
Residential mortgage	13,875		19,961		8,206		93,882		45,010
Commercial mortgage	35,120	(1)	11,546		22,406		106,985	(1)	75,314
Commercial and Industrial	(334	) (2)	27,280		28,003		60,786	(2)	142,244
Construction	133,230	(3)	48,451		64,196		321,379	(3)	264,246
Consumer and finance leases	14,456		13,244		14,376		51,555		53,044

Total provision for loan and lease losses	196,347		120,482		137,187		634,587		579,858

Loans net charge-offs:
Residential mortgage	(18,644)		(13,109)		(7,488)		(62,718)		(28,861)
Commercial mortgage	(32,829	) (4)	(11,455)		(5,221)		(81,420	) (4)	(25,204)
Commercial and Industrial	(28,752	) (5)	(19,926)		(7,739)		(98,473	) (5)	(34,508)
Construction	(158,311	) (6)	(58,423)		(44,906)		(313,153	) (6)	(183,600)
Consumer and finance leases	(13,312)		(13,347)		(15,197)		(53,918)		(61,091)

Net charge-offs	(251,848)		(116,260)		(80,551)		(609,682)		(333,264)

Allowance for loan and lease losses, end of period	$553,025		$608,526		$528,120		$553,025		$528,120

Allowance for loan and lease losses to period end total loans receivable	4.74%		5.00%		3.79%		4.74%		3.79%
Net charge-offs (annualized) to average loans outstanding during the period	8.27%		3.74%		2.34%		4.76%		2.48%
Net charge-offs (annualized), excluding charge-offs related to loans transferred to held for sale, to average loans outstanding during the period	2.96%		3.74%		2.34%		3.60%		2.48%
Provision for loan and lease losses to net charge-offs during the period	0.78	x%	1.04	x	1.70	x	1.04	x	1.74	x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of loans transferred to held for sale	1.08	x%	1.04	x	1.70	x	1.20	x	1.74	x

(1)	Includes provision of $11.3 million associated with loans transferred to held for sale for the quarter and year ended December 31, 2010.

(2)	Includes provision of $8.6 million associated with loans transferred to held for sale for the quarter and year ended December 31, 2010.

(3)	Includes provision of $83.0 million associated with loans transferred to held for sale for the quarter and year ended December 31, 2010.

(4)	Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale for the quarter and year ended December 31, 2010.

(5)	Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale for the quarter and year ended December 31, 2010.

(6)	Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale for the quarter and year ended December 31, 2010.
Table 12 — Net Charge-Offs to Average Loans

	Year ended
	December 31,		December 31,	December 31,	December 31,	December 31,
	2010		2009	2008	2007	2006
Residential mortgage	1.80	% (1)	0.82%	0.19%	0.03%	0.04%
Commercial mortgage	5.02	% (2)	1.64%	0.27%	0.10%	0.00%
Commercial and Industrial	2.16	% (3)	0.72%	0.59%	0.26%	0.06%
Construction	23.80	% (4)	11.54%	0.52%	0.26%	0.00%
Consumer and finance leases	2.98%		3.05%	3.19%	3.48%	2.90%
Total loans	4.76	% (5)	2.48%	0.87%	0.79%	0.55%

(1)	Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.

(2)	Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.38%.

(3)	Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.98%.

(4)	Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 18.93%.

(5)	Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.60%.
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